Exhibit 99.1

Salary.com Announces Listing Transfer to The Nasdaq Capital Market

NEEDHAM, Mass. – June 17, 2010 – Salary.com, Inc. (NASDAQ: SLRY), a leading provider of on-demand talent management, payroll and compensation solutions, announced today that The Nasdaq Stock Market (“Nasdaq”) has approved its application to transfer the listing of its common stock and preferred stock purchase rights from The Nasdaq Global Market to The Nasdaq Capital Market. Salary.com voluntarily filed its transfer application on June 11, 2010 and received Nasdaq approval on June 14, 2010. The transfer will be effective at the opening of the market on June 17, 2010. Salary.com’s common stock will continue to trade under the symbol “SLRY.”

The Nasdaq Capital Market is one of the three markets for Nasdaq-listed stock and operates in the same manner as The Nasdaq Global Market. Companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards. As of the date of its transfer application, Salary.com met the financial requirements for continued listing on The Nasdaq Capital Market.

About Salary.com, Inc.

Salary.com is a leading provider of on-demand talent management, payroll and compensation solutions. Salary.com’s highly configurable software applications, proprietary data and consulting services help HR and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management, and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset — their people. For more information, visit www.salary.com.

Contact:

ICR, LLC for Salary.com

Garo Toomajanian

(781) 851-8540

ir@salary.com